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                                                                   EXHIBIT 10.13


                           TELEMATE.NET SOFTWARE, INC.
                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT ("Amended and Restated Agreement") is effective as of date set forth below ("Effective Date"), by and between TELEMATE.NET SOFTWARE, INC., a Georgia corporation ("Company"), and Richard Mauro ("Employee")(collectively, the "Parties").

         WHEREAS, the Company has agreed to continue to employ Employee in exchange for Employee's compliance with the terms of this Amended and Restated Agreement;

         WHEREAS, the Company and Employee desire to express the terms and conditions of Employee's continued employment with the Company in this Amended and Restated Agreement; and

         WHEREAS, the Company and Employee desire to modify that certain Employment Agreement between Employee and the Company dated June 16, 1999 (the "Prior Agreement"), which modification shall be contemporaneous with the Effective Date of this Amended and Restated Agreement.

         For and in consideration of Employee's employment and continued employment and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. DEFINITIONS. Defined terms used herein are defined in the recitals and at the bottom of this Amended and Restated Agreement.

2. DUTIES. If Employee is employed in a full-time position with the Company, Employee agrees that he will devote his full working time to the services of Company in such capacities as Company shall direct, and he will perform his duties faithfully, diligently and to the best of his ability.

3. OWNERSHIP. (a) All Work Product will be considered work made for hire by Employee and owned by Company. To the extent that any Work Product may not by operation of law be considered work made for hire or if ownership of all rights therein will not vest exclusively in Company, Employee assigns to Company, now or upon its creation without further consideration, the ownership of all such Work Product. Company has the right to obtain and hold in its own name copyrights, patents, registrations, and any other protection available in the Work Product. Employee agrees to perform any acts as may be reasonably requested by Company to transfer, perfect, and defend Company's ownership of the Work Product.

         (b) To the extent any materials other than Work Product are contained in the materials Employee delivers to Company or its Customers, Employee grants to Company an irrevocable, nonexclusive, worldwide, royalty-free license to use and distribute (internally or externally) or authorize others to use and distribute copies of, and prepare derivative works based upon, such materials and derivative works thereof. Employee agrees that during his employment, any money or other remuneration received by Employee for products or services rendered to a Customer belong to Company if that product or service is also offered by the Company.

4. TRADE SECRETS AND CONFIDENTIAL INFORMATION. (a) Company may disclose to Employee certain Proprietary Information. Employee agrees that the Proprietary Information is the exclusive property of Company (or a third party providing such information to Company) and Company (or such third party) owns all worldwide copyrights, trade secret rights, confidential information rights, and all other property rights therein.

         (b) Company's disclosure of the Proprietary Information to Employee does not confer upon Employee any license, interest or rights in or to the Proprietary Information. Except in the performance of services for Company, Employee will hold in confidence and will not, without Company's prior written consent, use, reproduce, distribute, transmit, reverse engineer, decompile, disassemble, or transfer, directly or indirectly, in any form, or for any purpose, any Proprietary Information communicated or made available by Company to or received by Employee. Employee agrees to notify Company immediately if he discovers any unauthorized use or disclosure of the Proprietary Information.

         (c) Employee's obligations under this Agreement with regard to (i) Trade Secrets shall remain in effect for as long as such information remains a trade secret under applicable law, and (ii) Confidential Information shall remain in effect during Employee's employment with Company and for three years thereafter. These obligations will not apply to the extent that Employee establishes that the information communicated (1) was already known to Employee, without an obligation to keep it confidential at the time of its receipt from Company; (2) was received by Employee in good faith from a third party lawfully in possession thereof and having no obligation to keep such information confidential; or (3) was publicly known at the time of its receipt by Employee or has become publicly known other than by a breach of this Agreement or other action by Employee.

5. CUSTOMER NON-SOLICITATION. Employee's position is a position of trust and responsibility with access to information concerning Customers of the Company. The relationship between the Company and each of its Customers are valuable assets of the Company and may not be converted to Employee's own use. During Employee's employment and the Two Year Limitation Period, Employee will not solicit any Customer of the Company for the purpose of providing any goods or services competitive with the Company Business. The restrictions set forth in this Section 5 apply only to the Customers with whom Employee had Contact.

6. EMPLOYEE NON-SOLICITATION. Employee's position is a position of trust and responsibility with access to information concerning employees of the Company. The relationship between the Company and each of its employees
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are valuable assets of the Company and may not be converted to Employee's own use. During Employee's employment and the Two Year Limitation Period, Employee will not, without the Company's express prior written consent, directly or indirectly, solicit, recruit or induce any Company Employee to (a) terminate his employment relationship with the Company or (b) work for any other person or entity engaged in the Company Business.

7. NON-COMPETITION. During the Two Year Limitation Period, Employee agrees that, without the prior written consent of Company, Employee shall not perform any of the duties he performed on behalf of the Company during the Two Year Restrictive Period for any person or entity competing with the Company in the Company Business in the Restricted Territory. The Parties agree and acknowledge that: (i) the length of the Two Year Limitation Period and the size of the Restricted Territory are fair and reasonable in that they are reasonably required for the protection of Company and that the Restricted Territory is the area in which Employee shall perform (or currently performs) services for Company; and (ii) by having access to information concerning employees and actual or prospective customers of Company, Employee shall obtain a competitive advantage as to such parties.

8. WARRANTIES OF EMPLOYEE. Employee warrants that he is not presently under any agreement that will prevent him from the performance of duties for Company, and is not in breach of any agreement with respect to any trade secrets or confidential information owned by any other party.

9. INJUNCTIONS. Employee agrees that certain breaches by Employee of this Amended and Restated Agreement will result in irreparable harm to Company and that the remedies at law for such breaches may not adequately compensate Company for its damages. Employee agrees that in the event of any such breaches, Company shall be entitled to an injunction in addition to any other remedies at law.

10. SEVERABILITY. Any holding that a provision of this Amended and Restated Agreement is invalid or unenforceable by a court of competent jurisdiction shall not affect the enforceability of any other provisions. If for any reason the restrictions in Sections 4 through 7 are held to be invalid or unenforceable, then such restrictions shall be interpreted or modified to include as much of the duration and scope as will render such restrictions valid and enforceable.

11. TERM. This Amended and Restated Agreement is effective when signed by both Parties and will remain in effect for an indefinite period of time. The Parties agree that Employee's employment may be terminated at any time, for any reason or for no reason, for cause or not for cause, with or without notice, by Company or Employee. Upon any such termination, Employee shall return immediately to Company all documents and other property of Company, together with all copies thereof, including all Work Product and Proprietary Information, within Employee's possession or control. The obligations of the Parties pursuant to Section 12 hereof shall inure to the benefit of and be an obligation of any successor to the Company.

12. CHANGE IN TITLE OR POSITION. (a) If, Without Cause, the Company (i) changes Employee's title from Chief Executive Officer, (ii) removes Employee from the position of Chief Executive Officer as evidenced by a resolution of the Board of Directors of the Company (the "Board") or (iii) reduces Employee's base salary and bonus without Employee's consent (each a "Material Change"), then the Company agrees to either: (x) offer Employee another full-time, executive position with the Company, (y) continue to employ Employee as Senior Advisor to the Chairman of the Board for a period of twelve (12) months or (z) if the Company and Employee agree that employment will be immediately terminated, pay Employee Separation Pay (defined below) for a period of twelve (12) months. The Company agrees that a Material Change (as set forth in items (i), (ii) or (iii) above) shall not be interpreted as a termination of Employee's employment for purposes of the Stock Option Grants to Employee (the "Option Grants") dated December 30, 1994 (issued under the Complementary Solutions, Inc. Stock Incentive Plan) and August 26, 1999 (issued under the Telemate.net Software, Inc. Stock Incentive Plan, as amended (together with the Complementary Solutions, Inc. Stock Incentive Plan, the "Plans"). The Company further agrees that for purposes of the Option Grants, after a Material Change Employee may terminate his Employment with the Company and such termination shall be treated as termination "Without Cause" as such term is defined in the Option Grants or the Plans.

(b) If, after a Material Change, the Company employs Employee as Senior Advisor in accordance with Section 12(a)(y) above, then immediately following the date of the Material Change (the "Change Date"), Employee shall be paid a monthly salary as follows: (i) in the event the Change Date is on or after January 1, 2002, Employee's monthly salary as Senior advisor shall be equal to the annual salary last paid or being paid to Employee as Chief Executive Officer prior to the Change Date plus total bonuses earned by Employee as Chief Executive Officer under the executive bonus plan applicable to Employee during the most recent twelve (12) month period prior to the Change Date that Employee served as Chief Executive Officer, divided by twelve (12); or (ii) in the event the Change date is before January 1, 2002, Employee's monthly salary as Senior advisor shall be equal to the annual salary last paid to Employee as Chief Executive Officer prior to the Change Date divided by twelve (12), plus total bonuses earned by Employee as Chief Executive Officer under the executive bonus plan applicable to Employee during fiscal year 2001 divided by the total number of months (including portions of months) that Employee served as Chief Executive Officer in 2001. In either case, such monthly salary shall be offset by any outstanding advances on salary or bonuses paid to Employee prior to the Change Date. In addition, Employee shall continue to receive the health insurance and other usual and customary benefits commensurate with the benefits that Employee was receiving immediately prior to the Change Date. Payments pursuant to this
Section 12(b) shall commence immediately after Employee begins employment as Senior Advisor. Employee may resign the Senior Advisor position at any time after serving in such capacity for at least three (3) months. If Employee resigns the Senior Advisor position prior to completing twelve (12) months as Senior Advisor, then the Company shall pay Employee the equivalent


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to the applicable monthly salary described in this paragraph (the "Separation
Pay") each month for the balance of the 12-month period.

(c) If, after a Material Change, the Company offers Employee another full-time, executive position with the Company in accordance with item 12(a)(x) above and Employee does not accept such offer, the Company agrees to employ Employee as Senior Advisor to the Chairman of the Board for a period of twelve
(12) months. In such event, all of the provisions of paragraph 12(b) above shall apply.

(d) If, after a Material Change, the Company offers, and Employee accepts, another full-time, executive position with the Company in accordance with item 12(a)(x) above and Employee subsequently leaves the Company's employ for any reason whatsoever other than For Cause, then the Company agrees to either (i) employ Employee as Senior Advisor to the Chairman of the Board for a period of twelve (12) months or (ii) if the Company and Employee agree that employment will be immediately terminated, pay Employee Separation Pay for a period of twelve (12) months. In the event the Company employs Employee as Senior Advisor pursuant to this paragraph 12(d), all of the provisions of paragraph 12(b) above shall apply.

13. CHANGE IN CONTROL. If, after a Change In Control, Employee's employment is terminated (i) by the Company Without Cause, or (ii) by Employee for Good Reason, then the Company shall pay Employee Separation Pay each month for twelve
(12) months following the date of termination, unless such date of termination occurs while Employee is serving as Senior Advisor and Employee has not yet completed twelve (12) months as Senior Advisor then in such case the Company shall pay Employee Separation Pay each month for the balance of the 12-month period.

14. SEPARATION PAY. The Company's obligation to pay Separation Pay under any provision of this Amended and Restated Agreement shall be conditioned upon Employee's (i) execution of a Separation and Release Agreement in a form prepared by the Company whereby Employee releases the Company from any and all liability and claims of any kind, and (ii) compliance with the restrictive covenants (Sections 4, 5, 6, and 7) and all post-termination obligations contained in this Agreement. The Company's obligation to pay Separation Pay as set forth in Sections 12 and 13 shall terminate immediately upon any breach by Employee of any post-termination obligations to which Employee is subject.

15. MISCELLANEOUS. This Amended and Restated Agreement may not be modified except by a writing signed by both Parties, except that it may be supplemented by rules and regulations described in Company employee handbook and other documents provided to Employee from time to time, and Employee agrees to follow such rules and regulations. If this Amended and Restated Agreement conflicts with such rules and regulations, this Amended and Restated Agreement will control. Due to the personal nature of this Amended and Restated Agreement, Employee may not assign his rights or obligations under this Amended and Restated Agreement without the prior written consent of Company. This Amended and Restated Agreement will be governed by the laws of the State of Georgia without regard to its rules governing conflicts of law. This Amended and Restated Agreement represents the entire understanding of the parties concerning its subject matter and supersedes and terminates all prior communications, agreements and understandings relating to the same, including, but not limited to, the Prior Agreement. The Parties agree that this Amended and Restated Agreement modifies the Prior Agreement by mutual written consent. The Parties acknowledge and agree that the modification of the Prior Agreement by virtue of the Parties entering into this Amended and Restated Agreement did not and will not result in the vesting, acceleration, or triggering of any employment benefit in Employee's favor, including, but not limited to, any vesting of stock options, or any other right which Employee may have as a shareholder, officer, director, employee, or under any agreement or understanding between the Parties, including, but not limited to, the Prior Agreement or the Option Grants. Employee releases and discharges the Company from any claim or liability, whether known or unknown, arising out of or relating to the Prior Agreement. All communications concerning or required by this Amended and Restated Agreement shall be in writing and shall be deemed given when delivered to the address listed below (as may be amended by notice), by hand, courier or express mail, or by registered or certified United States mail, return receipt requested, postage prepaid.

The Parties have executed this Amended and Restated Agreement effective as of the 2nd day of March, 2001 (the "Effective Date").


TELEMATE.NET SOFTWARE, INC.               RICHARD L. MAURO



By:    /s/                                       /s/ Richard L. Mauro
   ---------------------------------      -------------------------------------

Date:  March 2, 2001                      Date:  March 2, 2001
     -------------------------------           --------------------------------

                     [DEFINITIONS APPEAR ON FOLLOWING PAGE.]


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                                   DEFINITIONS


"Change of Control" means (a) any transaction or series of transactions pursuant to which the Company sells, transfers, leases, exchanges or disposes of substantially all (i.e., at least eighty-five percent (85%)) of its assets for cash or property, or for a combination of cash and property, or for other consideration; or (b) any transaction pursuant to which persons who are not current shareholders of the Company acquire by merger, consolidation, reorganization, division or other business combination or transaction, or by a purchase of an interest in the Company, an interest in the Company so that after such transaction, the shareholders of the Company immediately prior to such transaction no longer have a controlling (i.e., 50% or more) voting interest in the Company.

"Company" means Telemate.net Software, Inc., its parents, subsidiaries, affiliates, and all related companies, as well as their respective officers, directors, shareholders, employees, agents, and any other representatives.

"Company Business" means the business of developing, marketing, and selling Internet access management and reporting software and solutions and Call Accounting software and solutions.

"Company Employee" means any person who (i) is employed by the Company at the time Employee's employment with the Company ends, (ii) was employed by the Company during the last year of Employee's employment with the Company (or during Employee's employment if employed less than a year), or (iii) is employed by the Company at any time during the Two Year Limitation Period.

"Confidential Information" means information of the Company, to the extent not considered a Trade Secret under applicable law, that (i) relates to the business of the Company, (ii) possesses an element of value to the Company, (iii) is not generally known to the Company's competitors, and (iv) would damage the Company if disclosed. Confidential Information includes, but is not limited to, (i) future business plans, (ii) the composition, description, schematic or design of products, future products or equipment of the Company, (iii) communication systems, audio systems, system designs and related documentation, (iv) advertising or marketing plans, (v) information regarding independent contractors, employees, clients and customers of the Company, and (vi) information concerning the Company's financial structure and methods and procedures of operation.

"Contact" means any interaction between Employee and a Customer which (i) takes place in an effort to establish, maintain, and/or further a business relationship on behalf of the Company and (ii) occurs during the last three years of Employee's employment with the Company (or during Employee's employment if employed less than three years).

"Customer" means any person or entity to whom the Company has sold its products or services, or solicited to sell its products or services.

"For Cause" shall mean a termination of Employee's employment with the Company for any of the following reasons: (i) Employee's material breach of this Amended and Restated Agreement, (ii) any act or omission by Employee which is done with the purpose of being injurious to the Company or the business reputation of the Company, (iii) Employee's dishonesty, fraud, malfeasance, negligence or misconduct, (iv) Employee's failure to follow the reasonable direction (consistent with his duties) of the Board or any individual to whom Employee reports, or to follow the policies, procedures, and rules of the Company, or (v) Employee's conviction of, or Employee's entry of a plea of guilty or no contest to, a felony or crime involving moral turpitude.

"Good Reason" means (a) the assignment of Employee, without Employee's consent, to a principal place of work which increases Employee's commuting distance from Employee's residence to Employee's principal place of work by fifty (50) miles or more, (b) a substantial adverse alteration of the Employee's position, reporting relationship or duties without Employee's consent, (c) a reduction in Employee's base salary and bonus without Employee's consent, or (d) the material breach by Company of this Agreement which is not cured within thirty (30) days of receipt of written notice specifying the breach.

"Two Year Limitation Period" means the twenty-four month period beginning immediately upon the termination of Employee's employment with Company for any reason.

"Proprietary Information" means all Trade Secrets and Confidential Information of Company.

"Restricted Territory" shall mean the United States.

"Trade Secrets" means information of Company constituting a trade secret within the meaning of Section 10-1-761(4) of the Georgia Trade Secrets Act of 1990, including all amendments hereafter adopted.

"Without Cause" shall mean a termination of Employee's employment by the Company for any reason other than (i) Employee's death, (ii) Employee's disability which renders Employee unable to perform the essential functions of his job with or without reasonable accommodation or (iii) For Cause.

"Work Product" shall mean the data, materials, documentation, computer programs, inventions (whether or not patentable), and all works of authorship, including all worldwide rights therein under patent, copyright, trade secret, confidential information, or other property right, created or developed in whole or in part by Employee while performing services in furtherance of or related to the Company Business.


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